Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firms” in the Statement of Additional Information and to the incorporation by reference of our reports dated February 22, 2010 with respect to the financial statements and financial highlights of RiverSource Variable Portfolio – Short Duration U.S. Government Fund, Threadneedle Variable Portfolio – International Opportunity Fund, RiverSource Variable Portfolio – Diversified Equity Income Fund, and RiverSource Variable Portfolio – Mid Cap Value Fund included in the Annual Reports for the years ended December 31, 2009 incorporated by reference into the Registration Statement (Form N-14) as filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

September 24, 2010